Exhibit 99.1
Dana Names Roger J. Wood Its New Chief Executive
Devine to Retire June 30; Wandell Will Become Non-Executive Chairman
MAUMEE, Ohio — March 30, 2011 — Dana Holding Corporation (NYSE: DAN) today announced the appointment of a new chief executive officer and president, Roger J. Wood, effective April 18. Wood is a long-time employee of BorgWarner Inc., where he has been an executive vice president, and group president and general manager of its Engine Group.
John Devine, Dana’s executive chairman, who also has been serving as interim CEO, announced he has elected to retire on June 30, 2011. At that time, Keith Wandell, lead independent director of Dana’s board, will become non-executive chairman of the board. In addition, Wood will be a member of Dana’s Board of Directors.
“We are very grateful to John Devine for his dedicated service to Dana since joining the company in 2008, when we emerged from Chapter 11. He has led Dana through its most difficult challenges and helped to transform the company into one of opportunity and growth,” Wandell said.
“At the same time, the board is delighted to welcome Roger to Dana as we turn our focus to growing the company. He has the talent and the right experience to lead Dana forward,” Wandell continued.
“I will leave Dana in good hands,” Devine said. “Roger has an excellent leadership record and, with more than 25 years of experience, knows the automotive and commercial markets well. In addition, Dana has built a high-caliber leadership team over the past few years that will provide continuity and stability.”
Wood, 48, has served in a wide range of responsibilities at BorgWarner since joining the company in 1985, including leadership roles in manufacturing, strategy, and operations. He has led multiple business units for the company, including internationally, and had been executive champion on a number of enterprise-wide initiatives as BorgWarner transitioned from a multi-national company into a globally integrated organization.
Wood holds a bachelor’s degree in engineering technology from State University College at Buffalo, New York; and earned his Master of Business Administration from Syracuse University.
“I look forward to joining the Dana team. I am deeply honored to be selected to lead this 100-year enterprise,” Wood said. “As I learned more about the company in the selection process, I am especially encouraged by the strength of Dana’s leadership team.”

About Dana Holding Corporation
Dana is a world leader in the supply of driveline products (axles, driveshafts, and transmissions), power technologies (sealing and thermal-management products), and genuine service parts for light- and heavy-duty vehicle manufacturers. The company’s customer base includes nearly every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 22,500 people in 26 countries and reported 2010 sales of $6.1 billion. For more information, please visit www.dana.com.

Investor Contact	Media Contact
Lillian Etzkorn: 419.887.5160	Toni Simonetti: 734.629.1279
# # #

2